Exhibit 10.22

July 17, 2026

Hali Borenstein
Sent via e-mail

Dear Ms. Borenstein,

This letter agreement (the “Agreement”) is entered into between Hali Borenstein (“you”) and, LYMI, Inc (d/b/a The Reformation) (the “Company” or “we”), effective upon the effectiveness of the registration statement relating to Reformation Inc.’s initial public offering (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.     Title/Position. You will continue to serve as the Company’s Chief Executive Officer. You also will continue to report to the Company’s Board of Directors and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, you will be appointed to serve as a member of the Board as of the Effective Date. Thereafter, and for so long as you serve as the Chief Executive Officer, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the Company’s common stock is listed), the Board and/or the Nominating and Governance Committee of the Board will nominate you for reelection to the Board at each annual meeting of the Company’s stockholders at which you are subject to reelection. Your service as a member of the Board will be subject to any required stockholder approval. Upon your termination of employment for any reason, you agree to resign from the Board and the board of any subsidiary of the Company.

2.     Base Salary. As of the Effective Date, your annual base salary is $650,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.     Annual Bonus. You will be eligible to earn an annual target bonus equal to 100% of your then-current base salary, subject to the terms and conditions of the Company’s bonus plan for named executive officers. For the Company’s 2026 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to approximately $650,000, subject to the completion of the Company’s initial public offering in the 2026 fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, and except as otherwise set forth in the CIC/Severance Policy, any such bonus will be subject to your continued employment through and until the date of payment. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4.     Equity Awards. The Board shall grant you, upon the effectiveness of Reformation Inc. S-8 registration statement the following equity: (i) time-based RSU awards with an aggregate value of $10 million, (ii) performance-based awards with an aggregate value of $4.5 million (collectively with (i), the “IPO Awards”) and (iii) certain equity awards with an aggregate value of $5 million representing your annual award for fiscal 2026 (the “Fiscal 2026 Awards”), in each case, under the Company’s 2026 Omnibus Incentive Plan (the “Plan”). The IPO Awards and the Fiscal 2026 Awards will be subject to individual award agreements under the Plan.

Following the Company’s initial public offering, you will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Further, you agree that in any single fiscal quarter during the six (6) month period following the Lock-Up Expiration Date (the “Restriction Period”), you may Transfer (as defined below) no more than 10% of the total number of shares of the Company’s common stock that are subject to your then-outstanding Company equity awards (including vested stock options, vested restricted stock units and vested performance-based stock units) and any other shares you then hold in your name, determined as of the first day of such fiscal quarter (the “Shares”). You acknowledge and agree that any Transfer during the Restriction Period remains subject to the Company’s insider trading policy and the successful expiration of any lock-up agreement with the Company’s underwriters. For purposes of this letter, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance, or other disposition of the Shares, or entering into any contract or agreement to do so, but will not include the adoption of a 10b5 trading plan or sales permitted under your pro-rata demand registration rights or Shares tendered to the Company in satisfaction of the exercise price of any options or to satisfy any tax withholding obligations. A "Transfer" also includes (a) any short sale, swap, hedge, or derivative transaction (such as a put or call option) that transfers any of the economic consequences of ownership of the Shares, whether settled in cash or securities and (b) any public announcement of an intention to execute any of these transactions.

5.     Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.     Severance. As of the Effective Date, you are also entering into a Participation Agreement for the Company’s Change in Control and Severance Policy (the “CIC/Severance Policy”) with the benefits applicable to you based on your position within the Company. The CIC/Severance Policy and the Participation Agreement specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections supersede all other severance payments and benefits to which you otherwise are eligible to receive as of the Effective Date on such qualifying terminations under any other agreement with the Company.

7.     Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Employee Inventions Assignment and Confidentiality Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

8.     At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

9.     Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.   Miscellaneous. This Agreement, together with the Confidentiality Agreement, the CIC/Severance Policy and any outstanding equity awards granted to you by the Company under its equity incentive plans and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

By:	/s/ Kelly Rew-Porter
Kelly Rew-Porter
Chief People Officer

Agreed to and accepted:

/s/ Hali Borenstein
Hali Borenstein

Dated:	7/17/2026